Exhibit 4.16

REGEN BIOLOGICS, INC.
INCENTIVE STOCK OPTION AGREEMENT

     This Incentive Stock Option Agreement (this “Agreement”), dated as of the Grant Date set forth below, is by and between ReGen Biologics, Inc., a Delaware corporation (the “Corporation”), and the employee of the Corporation or its subsidiary identified below (the “Optionee”).

     Optionee: [             ]

     Grant Date: [             ]

     Number of shares of Common Stock, par value $0.01 per share subject to option (the “Shares”): [             ]

     Exercise Price per Share: [             ] [NOTE: For 10% shareholders, the exercise price must be 110% of fair market value, measured on the date of grant; for other optionees, the exercise price must be 100% of fair market value.]

     Vesting: [             ] [NOTE: Under an ISO, no more than $100,000 of options may become exercisable in any one calendar year. The $100,000 threshold is determined by looking at the fair market value of the stock underlying the option as of the date of grant. All ISOs issued to the optionee by a corporation are aggregated for purposes of this rule.]

      Optionee’s Address for Notices: [                          ]

     Exhibit A attached hereto is incorporated herein by reference.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the Grant Date.

REGEN BIOLOGICS, INC.

By:

Title:

OPTIONEE

[Insert Name]

EXHIBIT A
TO
REGEN BIOLOGICS, INC.
INCENTIVE STOCK OPTION AGREEMENT

     1. Grant of Option. Subject to the provisions of the ReGen Biologics, Inc. Employee Stock Option Plan (the “Plan”) and this Agreement, ReGen Biologics, Inc. (the “Corporation”) hereby grants to the Optionee the right and option (the “Option”) to purchase from the Corporation shares of the Corporation’s common stock, par value $0.01 per share (the “Shares”). The number of Shares covered by the Option and the exercise price per Share are set forth on the cover page to this Agreement (the “Cover Page”). To the maximum extent permitted, it is intended that the Option shall constitute an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended from time to time, or subsequent comparable statute (the “Code”).

     2.  Vesting, Exercisability and Expiration.

            (a) Except to the extent otherwise provided herein or in the Plan, the Option shall vest and become exercisable according to the vesting schedule set forth on the Cover Page.

            (b) Notwithstanding any other provision hereof, the Option shall expire on the tenth anniversary of the Grant Date. [NOTE: For 10% shareholders, the option term is limited to 5 years.]

     3.  Exercise Following Termination of Employment, Consulting or Director Relationship. If the Optionee ceases “Continuous Service” as an employee, consultant or director of the Corporation, the outstanding portion of the Option shall be exercisable only in accordance with the provisions of this section. “Continuous Service” means that the Optionee’s service with the Corporation or an “Affiliate”, whether as an employee, director or consultant, is not interrupted or terminated. The Optionee’s Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Optionee renders service to the Corporation or an Affiliate as an employee, consultant or director or a change in the entity for which the Optionee renders such service, provided that there is no interruption or termination of the Optionee’s Continuous Service. For example, a change in status from an employee of the Corporation to a consultant of an Affiliate or a director of the Corporation shall not constitute an interruption of Continuous Service. The Committee or the chief executive officer of the Corporation, in that party’s sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal leave. The term “Affiliate” includes the terms “parent corporation” and “subsidiary corporation” as such terms are defined in Section 424 of the Code.

            (a) If the Optionee’s Continuous Service as an employee, consultant or director for the Corporation is terminated for “cause” (as defined in the Plan), the outstanding vested portion of the Option (determined as of the time at which notice of termination is given to the Optionee) shall be and remain exercisable until the first to occur of (i) the expiration date referred to in Section 2, and (ii) the time at which notice of termination is given to the Optionee, and the unvested portion of the Option shall be forfeited.

             (b) If the Optionee’s Continuous Service as an employee, consultant or director for the Corporation is terminated for any reason other than for “cause” (as defined in the Plan), the portion of the Option that was unvested as of such termination shall be forfeited (except to the extent provided herein) and the unexercised portion of the Option that was vested as of such termination shall remain exercisable until the first to occur of (i) the expiration dates referred to in Section 2, and (ii) the expiration of ninety (90) days from the date the Optionee ceases Continuous Service as an employee, consultant or director for the Corporation, provided that if the Optionee ceases Continuous Service as an employee, consultant or director for the Corporation by reason of death or Disability, the period referred to in this clause (ii) shall be one year following the date the Optionee ceases Continuous Service as an employee, consultant or director for the Corporation and any unvested portion of the Options granted under this Agreement shall become fully vested and exercisable as of the date of death or the date of termination due to Disability. If the Optionee dies during the ninety (90) day period referred to in clause (ii), his or her estate may exercise the Option, but not later than the earlier of one year after the date of death or the expiration of the term of the Option.

     4.  Exercise. The Option may be exercised by delivering to the Corporation at its principal offices a written notice, signed by a person entitled to exercise the Option, of the election to exercise the Option and stating the number of Shares to be purchased. Such notice shall be accompanied by the payment of the full exercise price of the Shares to be purchased. Upon payment in accordance with the Plan and within the time period specified by the Corporation of the amount, if any, required to be withheld for Federal, state and local tax purposes on account of the exercise of the Option, the Option shall be deemed exercised as of the date the Corporation received such notice. The Corporation may withhold, or allow the Optionee to remit to the Corporation, any Federal, state or local taxes required by law to be withheld with respect to any event giving rise to income tax liability with respect to the Option. In order to satisfy all or any portion of such income tax liability, the Optionee may elect to surrender Shares previously acquired by the Optionee or to have the Corporation withhold Shares that would otherwise have been issued to the Optionee pursuant to the exercise of the Option, the number of such withheld or surrendered Shares to be sufficient to satisfy all or a portion of the income tax liability that arises upon the event giving rise to income tax liability with respect to the Option. Payment of the full exercise price shall be (i) in cash, (ii) through the surrender of previously-acquired Shares having a Fair Market Value equal to the exercise price of the Option provided that such previously-acquired shares have been held by the Optionee for at least six months, unless the Committee in its discretion permits the use of shares held less than six months, (iii) through the withholding by the Corporation (at the election of the Optionee) of Shares having a Fair Market Value equal to the exercise price, provided that the Optionee attests in a manner acceptable to the Committee that he or she holds previously-acquired Shares equal in number to the number of Shares withheld by the Corporation and has held such previously-acquired shares for at least six months, (iv) through the withholding by the Corporation (at the discretion of the Committee) of Shares having a Fair Market Value equal to the exercise price, or (v) by a combination of (i), (ii), (iii) and (iv), in the discretion of the Committee. Upon the proper exercise of the Option, subject to the other provisions of this Agreement, the Corporation shall issue in the name of the person exercising the Option, and deliver to such person, a certificate or certificates for the Shares purchased.

     5.  Nontransferability of Option. The Option shall not be transferable by the Optionee except by will or the laws of descent and distribution. Without limiting the generality of the foregoing, the Option shall not be sold, transferred except as aforesaid, assigned, pledged or otherwise encumbered or disposed of, shall not be assignable by operation of law, and shall not be subject to execution, attachment or similar process. Any attempted sale, transfer, pledge, assignment or other encumbrance or disposition of the Option contrary to the provisions hereof, or the levy of any execution, attachment or similar process upon the Option, shall be null and void and without effect. During the lifetime of the Optionee, the Option may be exercised only by the Optionee or the Optionee’s agent, attorney-in-fact or guardian. Following the death of the Optionee, the Option may be exercised by the Optionee’s beneficiary or estate to the extent permitted by Section 3.

     6.  Adjustments Upon Reorganization or Changes in Capitalization. In the event of a stock split, stock dividend, recapitalization, reclassification or combination of shares, merger, sale of assets or similar event, the Compensation Committee of the Board of Directors shall adjust equitably (a) the number and class of Shares or other securities that are reserved for issuance under the Option, (b) the number and class of Shares or other securities that are subject to the Option, and (c) the appropriate Fair Market Value and other price determinations applicable to the Option, and make other changes (including cashing out the Option) in its discretion that are appropriate and equitable in the context of the transaction. The Compensation Committee of the Board of Directors shall make all determinations under this Section 6, and all such determinations shall be conclusive and binding. Notwithstanding the foregoing, in the event of a stock split, stock dividend, reverse stock split, or substantially similar transaction (the “Event”): (1) the number of Shares subject to the Option shall be automatically adjusted so that upon exercise of the Option, the Optionee shall be entitled to receive the number of Shares which the Optionee would have been entitled to receive after the Event had the Option been exercised immediately before the earlier of the date of the consummation of the Event or the record date of the Event (the “Event Date”); (2) the exercise price of a Share subject to the Option shall be automatically adjusted to equal the exercise price per share set forth in the Agreement, divided by the “Adjustment Factor” (the “Adjustment Factor” shall equal the number (or fractional number) of Shares that the holder of one Share before the Event Date would hold after the Event Date); (3) any per Share exercise price containing a fraction of a cent shall be rounded up to the next highest cent; and (4) any Option to purchase fractional shares shall be automatically eliminated. The automatic adjustments described in the foregoing sentence shall not be made to the extent that the Committee determines in its discretion that the automatic adjustment(s) would constitute a modification under Section 424(h)(3) of the Code, would result in the loss of incentive stock option status for an option, would result in a charge for financial accounting purposes, or would not constitute an equitable adjustment under the circumstances. In such cases, the Committee shall determine the appropriate adjustments to be made to outstanding awards, per share exercise prices, and the share limits set forth in the Plan, and the Committee’s determination shall be binding and conclusive.

     7.  Acceleration of Exercisability.

             (a) Change in Control. Notwithstanding the provisions of Section 2, the Option shall become, and until the expiration dates specified in Section 2 shall remain, vested and exercisable as to all of the Shares forthwith upon the occurrence of any Change in Control of the Corporation.

             (b) Termination without Cause. Notwithstanding the provisions of Section 2, the Option shall become, and until the expiration dates specified in Section 2 shall remain, vested and exercisable as to all of the Shares forthwith upon a termination by the Corporation of the Optionee’s Continuous Service as a consultant, director or employee for the Corporation without “cause” (as defined in the Plan).

     8. Miscellaneous.

             (a) Notices. Any notice hereunder shall be in writing, and delivered or sent by first-class U.S. mail, postage prepaid, addressed to:

                  (i) if to the Corporation, at:

                        509 Commerce Street, East Wing

                        Franklin Lakes, NJ 07417, and

                  (ii) if to Optionee, at the address set forth on the Cover Page,

subject to the right of either party, by written notice hereunder, to designate at any time hereafter some other address.

             (b) Compliance with Law and Regulations. The Option and the obligation of the Corporation to sell and deliver Shares hereunder shall be subject to all applicable Federal and state laws, rules and regulations and to such approvals by any government or regulatory agency as may be required. Notwithstanding any other provision of this Agreement, the Option may not be exercised if its exercise, or the receipt of Shares pursuant thereto, would be contrary to applicable law.

             (c) No Rights as Stockholder. The Optionee shall have no rights as a stockholder with respect to any Shares subject to the Option prior to the date of issuance to the Optionee of a certificate or certificates for such Shares.

             (d) No Consulting, Employment or Director Relationship Rights. Nothing in the Plan, this Agreement or the grant of an Option shall confer upon the Optionee any rights to continued employment, consultant or director status with the Corporation or its Affiliates or shall interfere with the right of the Corporation to terminate the Optionee’s employment, consulting or director relationship with the Corporation.

             (e) Withholding. The Corporation shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the Optionee any Federal, state and local taxes required by law to be withheld or collected with respect to the Option.

             (f) Reservation of Shares; Certain Costs. The Corporation shall keep available sufficient authorized but unissued Shares needed to satisfy the requirements of this Agreement. The Corporation shall pay any original issue tax that may be due upon the issuance of Shares pursuant to the Option and all other costs incurred by the Corporation in issuing such Shares.

             (g) Plan Governs. The Optionee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by its terms, all of which are incorporated herein by reference. The Plan shall govern in the event of any conflict between this Agreement and the Plan. Capitalized terms used herein shall have the same meaning as in the Plan, except as is expressly modified in this Agreement.

             (h) Choice of Law. This Agreement shall be construed in accordance with and be governed by the laws of the State of Delaware.

             (i) Notice of Disqualifying Disposition. Optionee agrees that he will notify the Corporation in writing within fifteen (15) days after the date of any disposition of any Shares acquired pursuant to the exercise of this Option that occurs within two (2) years after the date of grant of this Option or within one (1) year after such Shares are transferred upon exercise of this Option.

             (j) Termination of Employment and Incentive Stock Option Status. Optionee acknowledges that under the Code, Optionee generally must exercise the Option within three (3) months of a termination of employment with the Corporation or its Affiliates in order to preserve favorable “incentive stock option” treatment under the Code with respect to the Option and Shares acquired thereunder (regardless of the rules within this Agreement that may permit exercise beyond such three (3) month period).